EXHIBIT 99.1

OPTIBASE LTD.

CONFIRMS RECEIPT OF UNSOLICITED TENDER OFFER

HERZLIYA, Israel, February 16, 2022 – Optibase Ltd. (NASDAQ: OBAS) today confirmed that it has received notice that The Capri Family Foundation, a foundation organized under the laws of the Republic of Panama (the “Bidder”) and Shlomo (Tom) Wyler have commended an unsolicited tender offer to purchase 941,942 outstanding ordinary shares, nominal (par) value NIS 0.65 per share (the “Shares”), of Optibase Ltd. (the “Company”), not already owned by the Bidder group, at $11.60 per Share, net to the seller in cash, less any applicable withholding taxes, and without interest (the “Offer”).

The tender offer follows a prior similar offer, commenced by the Bidder on December 1, 2021, to purchase Company Shares at $11.20. The prior offer expired by its terms on December 30, 2021. The minimum condition was not met in the prior offer and all tendered shares were returned.

On or before March 1, 2022, the Company will file with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 to advise you as to whether the Company recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral to the Offer, or is unable to take a position with respect to the Offer, and the reasons for that position or inability to take a position.

The Company requests that you defer making a determination whether to accept or reject the Offer until you have been advised of the Company’s position with respect to the Offer.

Additional Information:

This communication is for informational purposes only, and it does not constitute an offer to purchase or a solicitation of an offer to sell any securities. In response to the tender offer commenced by The Capri Family Foundation, a foundation organized under the laws of the Republic of Panama and Shlomo (Tom) Wyler, the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Such materials will be made available to the Company’s shareholders at no expense to them in the Investor Relations section of the Company’s web site at http: www.optibase-holdings.com. In addition, such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC website: www.sec.gov.

Cautionary Statement Regarding Forward Looking Statements

Certain statements in this communication are forward-looking statements. These statements relate to future events and are made based on management’s current expectations which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These statements involve a number of risks and uncertainties including, but not limited to, risks and uncertainties associated with the tender offer or any other offer or proposal, the outcome of any litigation related to the tender offer or any other offer or proposal, the Board’s recommendation to the shareholders concerning the tender offer or any other offer or proposal, difficulties in finding suitable real-estate properties for investment, availability of financing for the acquisition of real-estate, difficulties in leasing of real-estate properties, insolvency of tenants, difficulties in the disposition of real-estate projects, risk relating to collaborative arrangements with our partners relating to our real-estate properties, risks relating to the full consummation of the transaction for the sale of our video solutions business, general economic conditions and other risk factors. For a more detailed discussion of these and other risks that may cause actual results to differ from the forward looking statements in this press release, please refer to Optibase’s most recent annual report on Form 20-F. The Company does not undertake any obligation to update forward-looking statements made herein.

About Optibase

Optibase invests in the fixed-income real estate field and currently holds properties and beneficial interest in real-estate assets and projects in Switzerland, Texas, Philadelphia, PA, Miami, FL, and in Chicago, IL, USA and is currently looking for additional real estate investment opportunities. Optibase was previously engaged in the field of digital video technologies until the sale of its video solutions business to Optibase Technologies Ltd., a wholly owned subsidiary of VITEC Multimedia in July 2010. For further information, please visit www.optibase-holdings.com.

Media Contacts:

Amir Philips, CEO, Optibase Ltd.
011-972-73-7073-700
info@optibase-holdings.com

Investor Relations Contact:

Marybeth Csaby, for Optibase
+1- 917-664-3055
Marybeth.Csaby@gmail.com